Exhibit 99.1

December 4, 2012

Chelsea Therapeutics Announces Northera™ (Droxidopa)
Study 306B Meets Primary Endpoint

•	Northera™ Demonstrated Statistically Significant Improvement Over Placebo in Reduction of Dizziness/Lightheadedness at Week 1 (p=0.018), the Primary Endpoint, and Standing Blood Pressure at Week 1 (p=0.032), a Key Secondary Endpoint

•	Northera Patients Experienced Fewer Falls and Fall-related Injuries, Although Results Were Not Statistically Significant

•	Northera was Well Tolerated with Safety Results Consistent with Those from Previous Studies

•	FDA Previously Advised Chelsea Study 306B is Unlikely to Provide Sufficient Confirmatory Evidence to Support a Northera NDA

•	Management to Host Conference Call with More Detailed Data Presentation Today at 5:00 PM ET to Discuss Results

CHARLOTTE, N.C., Dec. 4, 2012 -- Chelsea Therapeutics International, Ltd. (Nasdaq:CHTP) today announced positive preliminary results for Study 306B, a Phase III trial evaluating the safety and efficacy of investigational drug Northera™ (droxidopa) for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) associated with Parkinson’s Disease (PD), including achievement of the study’s pre-defined, pre-specified primary endpoint.

The results showed that treatment with Northera provided clinically meaningful and statistically significant improvements compared to placebo in dizziness/lightheadedness at week 1 (1.0 unit change; p=0.018), the primary endpoint. In addition, compared to placebo, a statistically significantly greater number of patients were observed to experience 2, 3 or 4 unit improvements at week 1 compared to baseline (all p-values<0.05). Study results also demonstrated a statistically significant increase in standing systolic blood pressure (SBP) at week 1 (5.6 mmHg; p=0.032), a key secondary endpoint of the study. At time points beyond week 1, dizziness/lightheadedness and standing blood pressure predominantly favored Northera-treated patients, although the results were not statistically significant.

Treatment with Northera also resulted in a reduction in the rate of patient falls over the course of the study, although these results were not statistically significant.  Patients receiving placebo experienced a rate of falls per patient per week of 2.0 vs. 0.4 for those on Northera, an 80% reduction. Because several patients on placebo experienced a very large number of falls, Chelsea performed multiple sensitivity analyses on this outcome.  These analyses showed that the beneficial effect of Northera on falls was evident even if the top 2, 5 or 10 fallers from each treatment group were removed (34%, 36% and 29% reduction, respectively, p=NS).  Importantly, the falls data were supported by additional safety data showing that 34% fewer patients receiving Northera experienced fall-related injuries (e.g., contusions, lacerations, fractures) than patients receiving placebo (placebo=25.6% vs. Northera=16.9%, p=NS).  Both the reduction in falls and fall-related injuries associated with Northera are consistent with results observed in Study 306A.

Patient falls are the leading cause of death in the elderly, and for PD patients, injuries sustained due to falls are the primary reason for being admitted to the hospital.

Preliminary safety data show Northera was well tolerated at all dosages tested.  Adverse events occurring in at least 5% of Northera patients with at least a 1% difference in incidence between arms were headache (Northera=13.5% vs. placebo=7.3%), an event of dizziness (10.1% v. 4.9%), nausea (7.9% v. 2.4%) and hypertension (7.9% v. 1.2%).  Adverse events were predominately mild to moderate in severity and generally consistent with previous studies.

As in prior studies, the incidence of supine hypertension was low; 3% of patients on Northera and 1% of patients on placebo had measurements of supine SBP of >200mmHg. Seven percent of patients treated with Northera vs. 5% receiving placebo had measurements of supine SBP of >180mmHg. Four Northera-treated patients (4.5%) and 5 placebo-treated patients (6.1%) discontinued treatment due to hypertension.

“Data from Study 306B are consistent with the findings of 306A and other Northera clinical studies. They demonstrate an improvement in dizziness and lightheadedness and suggest a reduction in falls for patients taking Northera. In addition, Northera was well tolerated, with a relatively low incidence of supine hypertension,” commented

Dr.

Robert A. Hauser, Professor of Neurology, Molecular Pharmacology, and Physiology, and Director of the Parkinson’s Disease Movement Disorders Center, University of South Florida and principal investigator for the trial. “There is an urgent need for new therapies that help alleviate the potentially disabling symptoms of NOH and keep patients safer.”

Following an interim analysis, Study 306 was divided into two parts, 306A and 306B. 306A enrolled 51 patients, and 306B enrolled 174 patients. Study 306B is the largest randomized, placebo-controlled Phase III trial ever conducted in NOH, and was performed entirely in the U.S. Patients were treated for up to 10 weeks, including an initial blinded dosage titration period that lasted up to two weeks. The study used a pre-specified modified intent-to-treat analysis on the primary analysis population (n=147) which was defined as all randomized patients who received at least one dose of study drug and completed an orthostatic hypotension questionnaire (OHQ) assessment at visit 4 (week 1). A total of 27 patients dropped out prior to visit 4 (6 placebo, 18 Northera, 3 prior to dosing) and were therefore not available for OHQ assessment. The mean dose (TID) at week 1 was 436 mg for Northera and 468 mg for placebo.

A meta-analysis of the combined studies 306A and 306B (n=225, mITT: n=197) showed highly statistically significant improvements in dizziness/lightheadedness at week 1 (1.2 unit difference vs. placebo; p=0.008), and a strong trend toward improvement in dizziness/lightheadedness at week 8 (0.8 unit difference vs. placebo; p=0.077). These results also showed a statistically significant improvement in standing blood pressure compared to placebo after week 1 (6.8 mmHg; p=0.014), and a numerical improvement in standing blood pressure at week 8 (2.2 mmHg difference vs. placebo; p=0.414).

“We are pleased with these results from Study 306B as they are consistent with the safety and efficacy of Northera observed in our previous randomized, controlled trials. Furthermore, we now have studied over 650 NOH patients, constituting a large safety and efficacy database in this orphan indication,” said Joseph G. Oliveto, Interim Chief Executive Officer of Chelsea. “We look forward to more fully evaluating this rich dataset and working with key opinion leaders and health authorities to further define our path to secure marketing approval.”

The U.S. Food and Drug Administration previously advised Chelsea that Study 306B is unlikely to provide sufficient confirmatory evidence to support a Northera New Drug Application.

Conference Call and Presentation Today at 5:00 PM ET

Chelsea will host a conference call to discuss the Northera Phase III clinical trial results today, December 4, 2012, at 5:00 PM Eastern Time. Interested investors may participate in the conference call by dialing (877) 638-9567 (domestic) or (720) 545-0009 (international) and referencing conference ID number: 76835721. A presentation, which will include Study 306B results in more detail, will accompany the call and be available at www.chelseatherapeutics.com 15 minutes prior to the start of the call. A replay will be available for one week following the call by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and referencing conference ID number: 76835721 when prompted. Participants may also access both the live and archived webcast of the conference call and presentation on Chelsea's web site at www.chelseatherapeutics.com. The detailed data presentation will also be available through a Securities and Exchange Commission filing on Form 8K.

About Neurogenic Orthostatic Hypotension Associated with Parkinson's Disease

Parkinson's disease (PD) is the second most common neurodegenerative disorder in America. As a result of decreased levels of norepinephrine associated with PD, approximately 20% of PD patients may experience symptomatic NOH. NOH is a neurogenic disorder resulting from deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart to regulate blood pressure. This deficiency results in decreased blood pressure when a person assumes a standing position and is characterized by lightheadedness, dizziness, and falls. Symptoms of chronic NOH can be incapacitating, not only putting patients at high risk for falls and generating significant health care costs, but also severely affecting the quality of life for patients and their loved ones.

About Northera

NORTHERA™ (droxidopa), the lead investigational agent in Chelsea Therapeutics' pipeline, is currently in Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure – a group of diseases that includes Parkinson's disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally.

About Chelsea Therapeutics

Chelsea Therapeutics (Nasdaq:CHTP) is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system disorders. Chelsea is currently pursuing FDA approval in the U.S. for Northera™ (droxidopa), a novel, late-stage, orally-active therapeutic agent for the treatment of symptomatic neurogenic orthostatic hypotension in patients with primary autonomic failure. For more information about the Company, visit www.chelseatherapeutics.com

This press release contains forward-looking statements regarding future events including our intention to pursue the development of Northera. These statements are subject to risks and uncertainties that could cause the actual events or results to differ materially. These include reliance on key personnel and our ability to attract and/or retain key personnel; risks of distraction of the Board and management at this critical time; the risk that the FDA will not accept our proposal regarding any trial or other data to support a NDA for Northera; the risk that we will not be able to resubmit the NDA for Northera and that the FDA will not approve a resubmitted NDA; the risk that our resources will not be sufficient to conduct any study of Northera that will be acceptable to the FDA; the risk that we cannot complete any additional study for Northera without the need for additional capital; the risks and costs of drug development and that such development may take longer or be more expensive than anticipated; our need and ability to raise additional operating capital in the future; our reliance on our lead drug candidate Northera; risk of regulatory approvals of Northera or our other drug candidates for additional indications; risk of volatility in our stock price, related litigation, and analyst coverage of our stock; reliance on collaborations and licenses; intellectual property risks; our history of losses; and competition.

CONTACT:

Investors:

Michelle Carroll / Susan Kim

Argot Partners

212-600-1902

michelle@argotpartners.com

susan@argotpartners.com

Media:

David Pitts

Argot Partners

212-600-1902

david@argotpartners.com